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                                    EXHIBIT 5

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(202) 274-2000

June 18, 2004

The Board of Directors
Lincoln Park Bancorp
31 Boonton Turnpike
Lincoln Park, New Jersey 07035

        RE:     LINCOLN PARK BANCORP
                COMMON STOCK PAR VALUE $0.01 PER SHARE
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Ladies and Gentlemen:

        You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Lincoln Park Bancorp (the "Company") Common Stock, par value $0.01 per share ("Common Stock"). We have reviewed the Company's Charter, Registration Statement on Form SB-2 (the "Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

        We are of the opinion that upon the declaration of effectiveness of the Form SB-2, the Common Stock, when sold pursuant to the Company's prospectus and the Lincoln Park Savings and Loan Association Plan of Reorganization from a Mutual Savings Association to a Mutual Holding Company and Stock Issuance Plan, will be duly authorized, legally issued, fully paid and non-assessable in accordance with the laws of the United States of America.

        This Opinion has been prepared for the use of the Company in connection with the Form SB-2. We hereby consent to our firm being referenced under the caption "Legal and Tax Opinions," and for inclusion as an exhibit to the Registration Statement on Form SB-2.

                                            Very truly yours,

                                            /s/ LUSE GORMAN POMERENK & SCHICK
                                            ---------------------------------
                                            LUSE GORMAN POMERENK & SCHICK
                                            A PROFESSIONAL CORPORATION